May 30, 2002

Re:  Brandywine Blue Fund, Inc.

In response to item 77C we incorporate by reference from proxy material filed on submission type DEFS 14A on September
20, 2001 for file #811-06221 Accession number 0001053949-01-
500273.

In response to matters submitted to a shareholder vote, a special meeting of shareholders of the Brandywine Blue Fund, Inc.
was held on October 24, 2001. The following matters were approved for Brandywine Blue Fund, Inc.:

1.) With respect to the shareholders proposal to approve a new investment advisory agreement for each of the Funds.

	Brandywine Blue Fund		Brandywine Advisors Fund
	Affirmative		72.674%	Affirmative		81.602%
	Against		 0.457%	Against		 0.000%
	Abstain		 0.313%	Abstain		 0.000%
	Total			73.444%	Total			81.602%

2.) With respect to the Brandywine Blue Fund, Inc., a proposal to approve new sub-advisory agreement for each of the Funds.

	Brandywine Blue Fund		Brandywine Advisors Fund
	Affirmative	      72.612%	Affirmative		81.602%
	Against	       0.519%	Against		 0.000%
	Abstain	       0.313%     Abstain		 0.000%
	Total     	      73.444%	Total			81.602%